Exhibit 99.1

AmeriGas Partners, L.P. and AmeriGas Finance Corp. Commence Cash Tender Offer for up to $450,000,000 of the Outstanding Aggregate Principal Amount of their 5.500% Senior Notes due 2025.

VALLEY FORGE, Pa.—(BUSINESS WIRE)—June 11, 2024—UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp. (together with AmeriGas Partners, the “Offerors”), have commenced an offer to purchase for cash up to $450,000,000 of the outstanding aggregate principal amount of the Offerors’ 5.500% Senior Notes due 2025 (the “Notes”), upon terms and subject to the conditions set forth in the Offer to Purchase, dated June 11, 2024 (as may be amended or supplemented from time to time, the “Offer to Purchase”) (the “Offer”).

Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on June 25, 2024 (the “Early Tender Deadline”) will be eligible to receive a purchase price of $1,005.00 per $1,000 principal amount of Notes tendered, including an early tender payment of $50.00 per $1,000 principal amount of the Notes tendered. Notes validly tendered and not validly withdrawn after the Early Tender Deadline but at or prior to 5:00 p.m., New York City time, on July 11, 2024 (the “Expiration Time”) will be eligible to receive a purchase price of $955.00 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

Subject to certain exceptions, tendered Notes can only be withdrawn before 5:00 p.m., New York City time, on the Early Tender Deadline (the “Withdrawal Deadline”). Following the Withdrawal Deadline, holders who have tendered their Notes may not withdraw such Notes unless the Offerors are required to extend withdrawal rights under applicable law.

The Offerors expressly reserve the right, in their reasonable discretion, subject to applicable law, to terminate the tender offer at any time prior to the Expiration Time. The Offerors will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied.

In connection with the Offer, the Offerors have retained BNP Paribas Securities Corp. as the Dealer Manager. Questions regarding the tender offer should be directed to BNP Paribas Securities Corp. by calling collect at (212) 841-3059 or toll free at (888) 210-4358. Requests for copies of the Offer to Purchase and related documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (800) 207-3159 (toll free) or 212-269-5550.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of an Offer to Purchase. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

Cautionary Statements:

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Offerors’ intention to purchase any Notes. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the Securities and Exchange Commission, and in UGI’s and the Offerors’ other communications with investors. UGI and the Offerors disclaim any obligation to update or revise any forward-looking statements.

About AmeriGas Partners

AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 940 million gallons of propane sold annually to 1.2 million customers in all 50 states from approximately 1,380 locations.

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498